Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Stephen G. Lear

Chairman, President and Chief Executive Officer

slear@northshoretrust.com

(847) 336-4430

Nathan E. Walker Appointed CEO of North Shore Trust and Savings

Waukegan, IL, July 26, 2022 – NSTS Bancorp, Inc. (the “Company”), the holding company for North Shore Trust and Savings (the “Bank”), announced today that Mr. Nathan E. Walker has been named Chief Executive Officer of the Bank, as well as appointed to Executive Vice President of the Company. Mr. Stephen G. Lear, who previously served as Chief Executive Officer of the Bank will continue as Chairman of the Board of Directors of the Bank as well as Chairman, President and CEO of the Company.

Mr. Walker has been with the Bank since 1996 and previously served as Senior Vice President of Retail Banking between 2010 and 2020. Mr. Walker has served as President and Chief Operating Officer of the Bank since November 2020.

“It has been a tremendous honor to serve as the CEO of the Bank for the past 24 years,” said Lear. “The Board and I are confident that Nathan is the right person to continue the traditions and move the Bank forward. His increasing responsibility at the Bank over the past 26 years has laid the groundwork for his elevation to CEO.”

“I am thankful to Steve for his leadership and dedication to the Bank,” said Walker. “I am excited to assume this new role and for the future of the Company.”

About NSTS Bancorp, Inc. and North Shore Trusts and Savings

NSTS Bancorp, Inc. is the stock holding company of North Shore Trust and Savings. As of March 31, 2022, NSTS Bancorp, Inc. had approximately $285 million in assets and operates from its headquarters and main banking office in Waukegan, Illinois, as well as two additional full-service branch offices located in Waukegan and Lindenhurst, Illinois, respectively. For over 100 years, North Shore Trust and Savings has served the local communities where it operates and has deep and longstanding relationships with its businesses and retail customers as well as local municipalities.

Forward-Looking Statements

Certain statements contained herein are considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements, which are based on certain current assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

Any forward-looking statement speaks only as of the date on which it is made. Forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future events, business strategies and decisions that are subject to change. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Except as required by applicable law or regulation, we do not undertake, and we specifically disclaim any obligation, to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.